Exhibit 10.38

EMPLOYMENT AGREEMENT

LMI AEROSPACE, INC., a Missouri corporation (the “Corporation”), and Michael J. Biffignani (“Employee”) hereby agree as follows:

1.           Employment. The Corporation hereby employs Employee, and Employee accepts employment from the Corporation, upon the terms and conditions hereinafter set forth. Any and all employment agreements heretofore entered into between the Corporation and Employee are hereby terminated and cancelled, and each of the parties hereto mutually releases and discharges the other from any and all obligations and liabilities heretofore or now existing under or by virtue of any such employment agreements, it being the intention of the parties hereto that this Agreement, effective immediately, shall supersede and be in lieu of any and all prior employment agreements between them.

2.           Term of Employment.

(A)           The initial term of Employee’s employment under this Agreement shall commence on January 1, 2008 and shall terminate on December 31, 2010; provided, however, that this Agreement shall be automatically extended for additional terms of one year each unless not later than October 31 of any year beginning in 2010, either party has given written notice to the other party of its or Employee’s intention not to extend the term of this Agreement; and provided, further, that the term of employment may be terminated upon the earlier occurrence of any of the following events:

(1)           Upon the termination of the business or corporate existence of the Corporation;

(2)           At the Corporation’s option, in the event the Corporation determines that Employee is not performing the duties required of Employee hereunder to the satisfaction of the Corporation;

(3)           Upon the death of the Employee;

(4)           At the Corporation’s option, if Employee shall suffer a permanent disability; (For the purposes of this Agreement, “permanent disability” means any physical or mental impairment that renders the Employee unable for a period of six (6) months or more to perform the essential job functions of Employee’s position, even with reasonable accommodation, as determined by a physician selected by the Corporation. The Employee acknowledges and agrees that Employee shall voluntarily submit to a medical or psychological examination for the purpose of determining Employee’s continued fitness to perform the essential functions of Employee’s position whenever requested to do so by the Corporation. If the Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify the Employee or Employee’s representative in writing and the termination shall become effective on the date that such notification is given;

(5)           At the Corporation’s option, upon ten (10) calendar days’ written notice to Employee, in the event of any breach or default by Employee of any of the terms of this Agreement or of any of Employee’s duties or obligations hereunder. In lieu of providing ten (10) calendar days’ advance written notice, the Corporation, at its sole option, may terminate the Employee’s services immediately and pay Employee an amount that is equivalent to ten (10) calendar days of Employee’s salary, less any deductions required by law;

(6)           At the Corporation’s option, without any advance notice, in the event that the Employee engages in conduct which, in the opinion of the Corporation, (1) constitutes dishonesty of any kind (including, but not limited to, any misrepresentation of facts or falsification of records) in Employee’s relations, interactions or dealings with the Corporation or its customers; (2) constitutes a felony; (3) potentially may or will expose the Corporation to public disrepute or disgrace, or potentially may or will cause harm to the customer relations, operations or business prospects of the Corporation; (4) constitutes harassment or discrimination towards any person associated with the Corporation, whether an employee, agent or customer, based upon that person’s race, color, national origin, sex, age, disability, religion, or other protected status; (5) reflects disruptive or disorderly conduct, including but not limited to, acts of violence, fighting, intimidation or threats of violence against any person associated with the Corporation, whether an employee, agent or customer, or possessing a weapon while on the Corporation’s premises or while acting on behalf of the Corporation; (6) is indicative of abusive or illegal drug use while on the Corporation’s premises or while acting on the Corporation’s behalf; or (7) constitutes a willful violation of any governmental rules or regulations; or

(7)           At the Employee’s option, after providing the Corporation with at least thirty (30) calendar days advance written notice of Employee’s intention to terminate the employment relationship.

If employment is terminated for any of the reasons set forth in subparagraphs (3) through (7) of this section 2(A), Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of the termination and shall be ineligible to receive any additional compensation or severance pay. If, on the other hand, employment is terminated by the Corporation during the term of this Agreement for any reason other than those set forth in paragraphs (3) through (7) of this section 2(A), subject to the conditions set forth in paragraphs 2(C) and (D) of this Agreement, the Corporation shall provide severance pay to Employee in an amount based upon Employee’s length of service with the Corporation. Specifically, the Corporation shall provide Employee with six (6) months of Base Salary if Employee has less than five (5) years of service with the Corporation as of the date of Employee’s termination and with twelve (12) months of Base Salary if Employee has five (5) or more years of service with the Corporation as of the date of Employee’s termination. Such severance pay shall be paid in equal monthly installments, unless the Corporation, within its sole discretion, elects to pay the present value of the severance pay in a lump sum within thirty (30) calendar days of the termination.

(B)           If employment is terminated in conjunction with a change in the control of the Corporation or in conjunction with the sale of substantially all of the operating assets of the Corporation, the Corporation will provide Employee with severance pay under the circumstances specified in subparagraphs (1) and (2) of this paragraph (B), and the conditions set forth in paragraphs 2(C) and (D) of this Agreement. For the purposes of this Agreement, a “change in control” is defined as the sale of substantially all of the operating assets of the Corporation or the acquisition of more than fifty percent (50%) of the stock of the Corporation by a group of shareholders or an entity which acquires control of the Corporation (a “Purchaser”).

(1)           If the change in control or the sale results in the involuntary termination of Employee or results in the Employee electing to terminate Employee’s employment for a good reason as determined by the Corporation (such as the Purchaser refusing to offer full time employment to Employee on terms comparable to those provided by the Corporation prior to the acquisition or the Purchaser requiring Employee to move to a new location), the Corporation shall provide Employee with severance pay in an amount that is equal to two times Employee’s annual Base Salary and shall pay Employee any reasonably anticipated Performance Bonus for the fiscal year in which Employee was terminated on a prorated basis.

(2)           If Employee voluntarily terminates Employee’s employment without a good reason (as determined by the Corporation) within ninety (90) days after the change in control or the sale, the Corporation shall provide Employee with six (6) months of Base Salary if Employee has less than five (5) years of service with the Corporation as of the date of Employee’s termination and with twelve (12) months of Base Salary if Employee has five (5) or more years of service with the Corporation as of the date of Employee’s termination.

(3)           For purposes of this paragraph 2(B), in the event a change of control occurs after April 1, 2007, Employee may take up to nine (9) months from the date of change of control to claim severance pay, as provided in paragraph 2(B)(1) and (2).

(C)           The severance pay provided for in section 2(A) of this Agreement shall be paid in equal monthly installments, unless the Corporation, within its sole discretion, elects to pay the present value of the severance pay in a lump sum within thirty (30) calendar days of the termination. For purposes of calculating the present value of the severance pay, the discount rate shall be the prime rate quoted in the Wall Street Journal on the day the Corporation elects to pay the present value of the severance pay in a lump sum.

(D)           Notwithstanding anything to the contrary, (i) the amount of severance pay provided under this Agreement shall not under any circumstances exceed the limitations set forth in § 280G of the Code, and (ii) the Corporation’s obligation to pay the severance pay provided for in this section 2 shall be conditioned on Employee’s execution of a written release satisfactory to the Corporation.

3.           Compensation.

(A)           During the period from January 1, 2008 to December 31, 2008, the Corporation shall compensate Employee for Employee’s services rendered hereunder by paying to Employee an annual salary (the “Base Salary”) of One Hundred Ninety Four Thousand, One hundred Eighty Three Dollars ($194,183.00), less any authorized or required payroll deductions. During the period from January 1, 2009 to December 31, 2009, the Employee’s Base Salary shall be Two Hundred Thousand, Eight Dollars ($200,008.00), less any authorized or required payroll deductions. During the period from January 1, 2010 to December 31, 2010, the Employee’s Base Salary shall be Two Hundred Six Thousand, Eight Dollars ($206,008.00), less any authorized or required payroll deductions. Thereafter, as long as this Agreement remains in effect, the annual Base Salary that the Corporation shall pay to the Employee for Employee’s services rendered hereunder will be Two Hundred Six Thousand, Eight Dollars ($206,008.00), less any authorized or required payroll deductions. Payment of this salary will be made in accordance with the payroll policies of the Corporation in effect from time to time.

(B)           With respect to fiscal year 2008 of the Corporation, (i) provided that Employee is employed under the terms of this Agreement as of the last day of 2008, and (ii) the Corporation’s “Annual Income from Operations” (as that term is hereinafter defined) is more than the lesser of Fifteen Million Dollars ($15,000,000.00) or Sixty Percent (60%) of the Corporation’s annual budget for Annual Income from Operations, the Corporation shall pay to Employee, in addition to the Base Salary, an annual “Performance Bonus”. Thereafter, with respect to each complete fiscal year of the Corporation subsequent to 2008 during which (i) the Employee is employed under the terms of this Agreement as of the last day of such fiscal year, and (ii) the Corporation’s “Annual Income from Operations” (as that term is hereinafter defined) is more than Sixty Percent (60%) of the Corporation’s annual budget for Annual Income from Operations, the Corporation shall pay to Employee, in addition to the Base Salary, an annual “Performance Bonus”.
The amount of the annual Performance Bonus (if any) shall be equal to:

(1)	five percent (5.0%) of the Employee’s Base Salary; plus

(2)	Thirty Five hundredths of one percent (0.350%) of the excess of the Corporation’s Annual Income from Operations over the thresholds defined in (B) above.

In the event the Corporation’s Annual Income from Operations for fiscal year 2008 of the Corporation is less than the lesser of Fifteen Million Dollars ($15,000,000.00) or Sixty Percent (60%) of the Corporation’s Annual budget for Annual Income from Operations, the Employee shall not be entitled to a Performance Bonus with respect to such fiscal year. Thereafter, in years subsequent to 2008, in the event the Corporation’s Annual Income from Operations for any given fiscal year is less than Sixty Percent (60%) of the Corporation’s Annual budget for Annual Income from Operations, the Employee shall not be entitled to a Performance Bonus with respect to fiscal year 2008.

For purposes of the calculation of the Performance Bonus, the Corporation’s “Annual Income from Operations” means the consolidated Income from Operations of the Corporation and its subsidiaries, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles consistently applied, and calculated without regard to (a) any bonus paid to the Corporation’s Chairman of the Board and any formula bonuses paid pursuant to employment contracts, (b) federal and state income tax, (c) any interest expense or other income and expense as they appear on the Corporation’s annual audited financial statements, (d) any income or loss related to D3 Technologies, and (e) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement. The Corporation shall pay to Employee any Performance Bonus due the Employee hereunder not later than fifteen (15) days after the receipt by the Corporation of its annual audited financial statements, which the Corporation expects to receive within ninety (90) days after the end of each fiscal year of the Corporation.

(C)           In addition to the Base salary and Performance Bonus (if any), Employee shall be entitled to receive such bonus compensation as the Board of Directors of the Corporation may authorize from time to time.

(D)           The Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated in the event that the Corporation either acquires the assets of another entity, or any portion thereof, or sells its assets, or any portion thereof, to another entity.

4.           Duties of Employee.

(A)           Employee shall serve as Chief Information Officer of the Corporation or in such other positions as may be determined by the Board of Directors of the Corporation, and Employee shall perform such duties on behalf of the Corporation and its subsidiaries by such means, at such locations, and in such manner as may be specified from time to time by the officers or Board of Directors of the Corporation.

(B)           Employee agrees to abide by and conform to all rules established by the Corporation applicable to its employees.

(C)           Employee acknowledges that Employee is being employed as a full-time employee, and Employee agrees to devote so much of Employee’s entire time, attention and energies to the business of the Corporation as is necessary for the successful operation of the Corporation and shall endeavor at all times to improve the business of the Corporation. Employee shall not accept any business commitments other than with the Corporation without the advance written consent of the Corporation’s President.

5.           Expenses. During the period of Employee’s employment, except as otherwise specifically provided in this Agreement, the Corporation will pay directly, or reimburse Employee for, all items of reasonable and necessary business expenses approved in advance by the Corporation if such expenses are incurred by Employee in the interest of the business of the Corporation. The Corporation shall also reimburse Employee for automobile expenses incurred by Employee in the performance of Employee’s duties hereunder. The amount of such reimbursement shall be in accordance with the automobile expense reimbursement policy adopted (and as it may be modified from time to time) by the Corporation’s Board of Directors. All such expenses paid by Employee will be reimbursed by the Corporation upon presentation by Employee, from time to time (but not less than quarterly), of an itemized account of such expenditures in accordance with the Corporation’s policy for verifying such expenditures.

6.           Fringe Benefits.

(A)           Employee shall be entitled to participate in any health, accident and life insurance program and other benefits which have been or may be established by the Corporation for salaried employees of the Corporation.

(B)           Employee shall be entitled to an annual vacation without loss of compensation for such period as may be determined by the Board of Directors of the Corporation.

(C)           The Corporation shall furnish to the Employee during the term of Employee’s employment an automobile selected by the Corporation to aid the Employee in the performance of Employee’s duties. Upon agreement of the Corporation and the Employee, the Corporation may, in lieu of the automobile, provide the Employee with a Six Thousand Dollar ($6,000.00) annual automobile allowance.

7.           Covenants of Employee.

(A)           During the term of Employee’s employment with the Corporation and for all time thereafter Employee covenants and agrees that Employee will not in any manner directly or indirectly, except as required in Employee’s duties to the Corporation, disclose or divulge to any person, entity, firm or company whatsoever, or use for Employee’s own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any knowledge, devices, information, trade secrets, techniques, customer lists, business plans or other data belonging to the Corporation or developed by Employee on behalf of the Corporation during Employee’s employment with the Corporation, without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating, as between them, that the same are important, material, confidential and the property of the Corporation (hereinafter “Confidential Information”), that disclosure of the same to or use of the same by third parties would greatly affect the effective and successful conduct of the business of the Corporation and the goodwill of the Corporation, and that any breach of the terms of this subparagraph (A) shall be a material breach of this Agreement.

(B)           During the term of Employee’s employment with the Corporation and for a period of two (2) years or one (1) year with respect to subparagraph (4) below (the “Covenant Term”) after cessation for whatever reason of such employment (except as hereinafter provided in subparagraph (C) of this paragraph 7, Employee covenants and agrees that Employee will not in any manner directly or indirectly:

(1)           solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of the Corporation;

(2)           engage directly or indirectly, either personally or as an employee, partner, associate partner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of the Corporation. For purposes of this covenant a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein the Corporation is engaged in marketing its products, and if it involves the manufacture of component parts for the aerospace industry or any other business which is in any manner competitive, as of the date of cessation of Employee’s employment, with any business then being conducted by the Corporation or as to which the Corporation has then formulated definitive plans to enter;

(3)           induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with the Corporation to terminate their relationship with the Corporation, or to represent, distribute or sell products in competition with products of the Corporation; or

(4)           induce or cause any employee of the Corporation to leave the employ of the Corporation.

(C)           The parties agree that the Covenant Term provided for in the preceding subparagraph (B) shall be:

(1)           reduced to six (6) months in the event all of the operating assets or all of the common stock of the Corporation is sold to any entity or individuals unaffiliated with the Corporation, its successors or assigns; or

(2)           eliminated if the business currently operated by the Corporation is terminated and the assets of the Corporation are liquidated.

(D)           All the covenants of Employee contained in this paragraph 7 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of these covenants.

(E)            It is the intention of the parties to restrict the activities of Employee under this paragraph 7 only to the extent necessary for the protection of legitimate business interests of the Corporation, and the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

8.           Documents. Upon cessation of Employee’s employment with the Corporation, for whatever reason, all documents, records (including without limitation, customer records), notebooks, invoices, statements or correspondence, including copies thereof, relating to the business of the Corporation then in Employee’s possession, whether prepared by Employee or others, will be delivered to and left with the Corporation, and Employee agrees not to retain copies of the foregoing documents without the written consent of the Corporation.

9.           Remedies. In the event of the breach by Employee of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, the Corporation may terminate the employment of Employee in accordance with the provisions of paragraph 2 of this Agreement. It is further agreed that any breach or evasion of any of the terms of this Agreement by Employee will result in immediate and irreparable injury to the Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which the Corporation may be entitled. In addition to any other remedies that it may have in law or equity, the Corporation also may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Employee or by a competitor’s business controlled, directly or indirectly, by the Employee. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by the Corporation shall not constitute a waiver of the right to pursue other available remedies. Employee expressly agrees to pay all reasonable costs and attorneys’ fees incurred by the Corporation in order to enforce the Employee’s obligations under this Agreement, regardless of whether litigation is commenced or prosecuted to a judgment.

10.           Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement, subject to subparagraph 7(E) hereof, shall continue in full force and effect and shall be interpreted as if such invalid agreements or covenants were not contained herein.

11.           Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Employee with respect to the subject matter hereof and supersedes all prior proposals, negotiations, representations, communications, writings, outlines and agreements between the Corporation and the Employee with respect to the subject matter hereof, whether oral or written, which shall be of no further force and effect. No amendments to this Agreement, except as expressly provided herein to the contrary, may be made except by a writing signed by both parties.

12.           Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Paragraph may not be waived except as herein set forth. Failure of the Corporation to exercise or otherwise act with respect to any of its rights hereunder in the event of a breach of any of the terms or conditions hereof by Employee shall not be construed as a waiver of such breach nor prevent the Corporation from thereafter enforcing strict compliance with any and all of the terms and conditions hereof

13.           Assignability. This Agreement may be assigned by the Corporation to another entity which purchases substantially all of the assets of the Corporation or acquires a majority of the stock of the Corporation. The services to be performed by Employee hereunder are personal in nature and, therefore, Employee shall not assign Employee’s rights or delegate Employee’s obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

14.           Successors. Subject to the provisions of paragraph 13, this Agreement shall be binding upon and shall inure to the benefit of the Corporation and Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

15.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, by over-night courier, or by certified or registered mail, return receipt requested, if to the Corporation, to:

Ronald S. Saks, President
LMI AEROSPACE, INC.
P.O. Box 900
St. Charles, MO 63302-0900

and, if to Employee, to:

Michael J. Biffignani
2643 Joyceridge
Chesterfield, MO 63017

or to such other address as may be specified by either of the parties in the manner provided under this paragraph 14.

16.           Construction. This Agreement shall be deemed for all purposes to have been made in the State of Missouri and shall be governed by and construed in accordance with the laws of the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction.

17.           Venue. The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the United States District Court for the Eastern District of Missouri, unless that court lacks jurisdiction, in which case such action shall be brought only in the Circuit Court for St. Louis County, Missouri.

18.           Disclosure of Existence of Agreement. To preserve the Corporation’s rights under this Agreement, the Corporation may advise any third party of the existence of this Agreement and its terms, and the Employee specifically releases and agrees to indemnify and hold the Corporation harmless from any liability for doing so.

19.           Opportunity to Review. Employee hereby represents and warrants that Employee has had an opportunity to review this Agreement and ask the Corporation questions about the Agreement, and understands the meaning and effect of each paragraph of this Agreement.

The parties have executed this Agreement as of January 1, 2008.
LMI AEROSPACE, INC. (“Corporation”)

By:
Ronald S. Saks, President

Michael J. Biffignani (“Employee”)